Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Bowen Acquisition Corp (the “Company”) on Form S-1 of our report dated April 14, 2023, with respect to our audit of the Company’s financial statements as of February 28, 2023 and for the period from February 17, 2023 (inception) through February 28, 2023, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 19, 2023